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                                                                    Exhibit 2.5




                             AGREEMENT AND PLAN OF MERGER


                             dated as of August 28, 1997

                                        among


                          COMMUNITY FIRST BANKSHARES, INC.,


                           REPUBLIC ACQUISITION CORPORATION


                                         and


                           REPUBLIC NATIONAL BANCORP, INC.


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                           INDEX TO AGREEMENT AND PLAN OF MERGER



                                                                           Page

AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1  Effective Time of the Merger. . . . . . . . . . . . . . . . . . .   1
    1.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . .   2
    1.4  Calculation of Republic Value . . . . . . . . . . . . . . . . . .   2

ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
    CORPORATIONS; EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . .   3
    2.1  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . .   3
         (a)  Conversion of Common Stock . . . . . . . . . . . . . . . . .   3
         (b)  Exchange Rate; Options . . . . . . . . . . . . . . . . . . .   3
         (c)  Shareholders' Right of Dissent . . . . . . . . . . . . . . .   4

    2.2  Exchange of Certificates. . . . . . . . . . . . . . . . . . . . .   4
         (a)  Exchange Agent . . . . . . . . . . . . . . . . . . . . . . .   4
         (b)  Exchange Procedures. . . . . . . . . . . . . . . . . . . . .   4
         (c)  Distributions with Respect to Unexchanged Shares; Voting . .   5
         (d)  Transfers. . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (e)  Fractional Shares. . . . . . . . . . . . . . . . . . . . . .   5
         (f)  Termination of Exchange Fund . . . . . . . . . . . . . . . .   5
         (g)  Lost or Destroyed Shares . . . . . . . . . . . . . . . . . .   6

ARTICLE 3  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . .   6
    3.1  Representations and Warranties of Republic. . . . . . . . . . . .   6
         (a)  Organization.. . . . . . . . . . . . . . . . . . . . . . . .   6
         (b)  Capital Structure. . . . . . . . . . . . . . . . . . . . . .   6
         (c)  Authority. . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (d)  Shareholder Approval.. . . . . . . . . . . . . . . . . . . .   7
         (e)  No Violations. . . . . . . . . . . . . . . . . . . . . . . .   7
         (f)  Consents.. . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (g)  Financial Statements and Reports.. . . . . . . . . . . . . .   8
         (h)  Absence of Certain Changes or Events.. . . . . . . . . . . .   9
         (i)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (j)  Absence of Claims. . . . . . . . . . . . . . . . . . . . . .  10
         (k)  Absence of Regulatory Actions. . . . . . . . . . . . . . . .  10

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         (1)  Agreements.. . . . . . . . . . . . . . . . . . . . . . . . .  10
         (m)  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . .  11
         (n)  Employee Benefit Plans.. . . . . . . . . . . . . . . . . . .  11
         (o)  Title to Assets. . . . . . . . . . . . . . . . . . . . . . .  13
         (p)  Fees.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (q)  Compliance with Laws.. . . . . . . . . . . . . . . . . . . .  13
         (r)  Environmental Matters. . . . . . . . . . . . . . . . . . . .  14
         (s)  Loans and Investments. . . . . . . . . . . . . . . . . . . .  15
         (t)  Allowance for Loan Losses. . . . . . . . . . . . . . . . . .  15
         (u)  Material Interests of Certain Persons. . . . . . . . . . . .  16
         (v)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (w)  Investment Securities. . . . . . . . . . . . . . . . . . . .  17
         (x)  Registration Obligations.. . . . . . . . . . . . . . . . . .  17
         (y)  Books. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (z)  Corporate Documents. . . . . . . . . . . . . . . . . . . . .  17
         (aa) Absence of Knowledge.. . . . . . . . . . . . . . . . . . . .  17
         (bb) Accounting and Tax Treatment.. . . . . . . . . . . . . . . .  17
         (cc) SEC and Regulatory Filings.. . . . . . . . . . . . . . . . .  17
         (dd) Derivative Contracts.. . . . . . . . . . . . . . . . . . . .  18
         (ee) Deposits.. . . . . . . . . . . . . . . . . . . . . . . . . .  18

    3.2  Representations and Warranties of CFB . . . . . . . . . . . . . .  18
         (a)  CFB Organization . . . . . . . . . . . . . . . . . . . . . .  18
         (b)  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (c)  Enforceability . . . . . . . . . . . . . . . . . . . . . . .  19
         (d)  No Default; Creation of Liens. . . . . . . . . . . . . . . .  19
         (e)  Absence of Certain Changes or Events . . . . . . . . . . . .  19
         (f)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (g)  Absence of Claims. . . . . . . . . . . . . . . . . . . . . .  19
         (h)  Absence of Regulatory Actions. . . . . . . . . . . . . . . .  20
         (i)  Compliance with Laws . . . . . . . . . . . . . . . . . . . .  20
         (j)  Absence of Knowledge . . . . . . . . . . . . . . . . . . . .  20
         (k)  Accounting and Tax Treatment . . . . . . . . . . . . . . . .  20
         (l)  Information Supplied . . . . . . . . . . . . . . . . . . . .  20
         (m)  No Plan to Transfer Assets . . . . . . . . . . . . . . . . .  21

ARTICLE 4  COVENANTS OF REPUBLIC AND CFB . . . . . . . . . . . . . . . . .  21
    4.1  Covenants of Republic . . . . . . . . . . . . . . . . . . . . . .  21
         (a)  Ordinary Course. . . . . . . . . . . . . . . . . . . . . . .  21
         (b)  Republic Preferred Stock.. . . . . . . . . . . . . . . . . .  21
         (c)  Shareholder Meeting. . . . . . . . . . . . . . . . . . . . .  21
         (d)  Registration Statement . . . . . . . . . . . . . . . . . . .  22
         (e)  Confidential Information . . . . . . . . . . . . . . . . . .  22
         (f)  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . .  22

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         (g)  No Solicitations . . . . . . . . . . . . . . . . . . . . . .  23
         (h)  No Acquisitions. . . . . . . . . . . . . . . . . . . . . . .  24
         (i)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (j)  Pooling Restrictions . . . . . . . . . . . . . . . . . . . .  24
         (k)  Financial Statements . . . . . . . . . . . . . . . . . . . .  24
         (l)  Additional Covenants of Republic . . . . . . . . . . . . . .  24

    4.2  Covenants of CFB. . . . . . . . . . . . . . . . . . . . . . . . .  27
         (a)  Ordinary Course. . . . . . . . . . . . . . . . . . . . . . .  27
         (b)  Application. . . . . . . . . . . . . . . . . . . . . . . . .  27
         (c)  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . .  28
         (d)  Registration Statement . . . . . . . . . . . . . . . . . . .  28
         (e)  Listing. . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (f)  Shares to be Issued. . . . . . . . . . . . . . . . . . . . .  28
         (g)  Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (h)  Confidential Information . . . . . . . . . . . . . . . . . .  29
         (i)  Registration Statement . . . . . . . . . . . . . . . . . . .  29
         (j)  Indemnification. . . . . . . . . . . . . . . . . . . . . . .  29

    4.3  Covenants of Republic and CFB . . . . . . . . . . . . . . . . . .  30
         (a)  Governing Documents. . . . . . . . . . . . . . . . . . . . .  30
         (b)  Other Actions. . . . . . . . . . . . . . . . . . . . . . . .  30
         (c)  Advice of Changes; Government Filings. . . . . . . . . . . .  30
         (d)  Title to Property. . . . . . . . . . . . . . . . . . . . . .  30
         (e)  Environmental Assessment . . . . . . . . . . . . . . . . . .  31

ARTICLE 5  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . .  31
    5.1  Loan Loss Reserve . . . . . . . . . . . . . . . . . . . . . . . .  31
    5.2  Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . .  31
    5.3  Letters of Republic Officers. . . . . . . . . . . . . . . . . . .  32
    5.4  Access to Information . . . . . . . . . . . . . . . . . . . . . .  32
    5.5  Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.6  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . .  32
    5.7  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.8  Additional Agreements; Reasonable Efforts . . . . . . . . . . . .  33

ARTICLE 6  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . .  33
    6.1  Conditions to Each Party's Obligation to Effect the Merger. . . .  33
         (a)  Stockholder Approval . . . . . . . . . . . . . . . . . . . .  33
         (b)  NASDAQ Listing . . . . . . . . . . . . . . . . . . . . . . .  33
         (c)  Other Approvals. . . . . . . . . . . . . . . . . . . . . . .  34
         (d)  Registration Statement . . . . . . . . . . . . . . . . . . .  34
         (e)  No Injunctions or Restraints; Illegality . . . . . . . . . .  34
         (f)  No Unduly Burdensome Condition . . . . . . . . . . . . . . .  34

    6.2  Conditions to Obligations of CFB. . . . . . . . . . . . . . . . .  34
         (a)  Representations and Warranties . . . . . . . . . . . . . . .  34
         (b)  Performance of Obligations of Republic . . . . . . . . . . .  35
         (c)  Minimum Republic Value . . . . . . . . . . . . . . . . . . .  35
         (e)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . .  35
         (f)  Employment Agreements. . . . . . . . . . . . . . . . . . . .  35
         (g)  Change of Control Agreements . . . . . . . . . . . . . . . .  35

    6.3  Conditions to Obligations of Republic . . . . . . . . . . . . . .  35
         (a)  Representations and Warranties . . . . . . . . . . . . . . .  35
         (b)  Performance of Obligations of CFB. . . . . . . . . . . . . .  36
         (c)  Consents Under Agreements. . . . . . . . . . . . . . . . . .  36
         (d)  Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . .  36
         (e)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 7  TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . .  36
    7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . .  37
    7.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    7.4  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 8  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .  38
    8.1  Non-Survival of Representations and Warranties. . . . . . . . . .  38
    8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    8.3  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . .  38
    8.4  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    8.5  Entire Agreement: Third Party Beneficiaries; Rights of Ownership.  39
    8.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    8.7  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    8.8  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    8.9  Enforcement of Agreement. . . . . . . . . . . . . . . . . . . . .  39

                             AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of August 28, 1997 (the "Agreement"), by and among Community First Bankshares, Inc., a Delaware corporation ("CFB"), Republic Acquisition Corporation, an Arizona corporation ("Acquisition Subsidiary") and Republic National Bancorp, Inc., an Arizona corporation ("Republic").

    WHEREAS, the Boards of Directors of CFB, Acquisition Subsidiary and Republic have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Acquisition Subsidiary will be merged with and into Republic and Republic thereby become a wholly-owned subsidiary of CFB (the "Merger");

    WHEREAS, CFB and Republic desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section
368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                              ARTICLE 1

                             THE MERGER

    1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") in substantially the form as attached hereto as EXHIBIT A shall be duly prepared, executed and acknowledged by CFB and Republic and thereafter delivered for filing to the Corporation Commission of the State of Arizona, as provided in the Arizona Business Corporation Act (the "Arizona Act"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective at the effective time and date of the Articles of Merger (the "Effective Time"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section 1.2 below, for both financial and tax reporting purposes, shall be as of the close of business on the Closing Date.

    1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of

Lindquist & Vennum, in Minneapolis, Minnesota, unless another time, date or place is agreed to in writing by the parties hereto.

    1.3  EFFECTS OF THE MERGER.

         (a) At the Effective Time: (i) the separate existence of the Acquisition Subsidiary shall cease and the Acquisition Subsidiary shall be merged with and into Republic; (ii) the Articles of Incorporation of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) CFB, as the holder of all of the outstanding common stock of the Acquisition Subsidiary, shall continue as sole shareholder of the Surviving Corporation; and (v) the holders of certificates representing shares of Republic Common Stock (as defined in Section 2.1(b) below) shall cease to have any rights as shareholders of Republic, except such rights, if any, as they may have pursuant to Chapter 13 of the Arizona Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(b) below) into which their shares of Republic Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of Republic Common Stock have been converted as provided herein.

         (b) As used in this Agreement, the term "Constituent Corporations" shall mean Republic and the Acquisition Subsidiary. The term "Surviving Corporation" shall mean Republic, after giving effect to the Merger.

    1.4 CALCULATION OF REPUBLIC VALUE. As of the last day of the month immediately preceding the Effective Time (the "Determination Date"), Republic shall prepare a consolidated balance sheet of Republic in accordance with generally accepted accounting principles ("GAAP"), but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Balance Sheet"), together with a consolidated statement of income (the "Interim Income") for the period from March 31, 1997 to the Determination Date (the "Interim Income Statement"), such consolidated statement of income being prepared in accordance with GAAP, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such statements (the "Determination Date Balance Sheet and Interim Income Statement are herein referred to as the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFB as soon as they are prepared so that CFB and its accountants may review and confirm
their accuracy.   For purposes of this Agreement, the "Republic Value" shall be equal to the total consolidated assets of Republic minus the total consolidated liabilities of Republic, all as reflected on the Determination Date Balance Sheet, prepared in accordance with this Section 1.4.

                                 ARTICLE 2

              EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    2.1  EFFECT ON CAPITAL STOCK.

         (a) CONVERSION OF COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, no par value per share, of Republic ("Republic Common Stock"), but subject to Section 2.2(e) hereof, each issued and outstanding share of Republic Common Stock, other than shares of Republic Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Chapter 13 of the Arizona Act, shall be converted into shares of validly issued, fully paid and nonassessable shares of common stock of CFB, $.01 par value ("CFB Common Stock"). All such shares of Republic Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Republic shareholder's certificate or certificates previously representing shares of Republic Common Stock (each a "Republic Certificate") shall be aggregated (if a single stockholder holds more than one Republic Certificate) and exchanged for a certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such Republic Certificates in accordance with Section 2.2, without any interest thereon. In accordance with the terms and conditions of the CFB Shareholder Rights Agreement dated January 19, 1995 (the "Rights Plan") there shall be included with each share of CFB Common Stock exchanged in the Merger one CFB Right. Prior to the Effective Time all references in this Agreement to the CFB Common Stock to be received pursuant to the Merger shall be deemed to include the CFB Rights. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFB's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate," as hereinafter defined, so that the number of shares of CFB Common Stock into which a share of Republic Common Stock shall be converted will equal the number of shares of CFB Common Stock that the holders of shares of Republic Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

         (b)  EXCHANGE RATE; OPTIONS.  Subject to the adjustments provided in
Section 2.1(a) above, all of the issued and outstanding shares of Republic Common Stock and any outstanding options, warrants or other rights to Republic Common Stock shall be exchanged for Three Hundred Sixty-Eight Thousand Five Hundred (368,500) shares of CFB Common Stock (the aforementioned exchange rate is hereinafter referred to the "Exchange Rate").
 On or before the Effective Time, all stock options and other rights with respect to Republic Common Stock shall be (i) accelerated and exercised by the holder thereof, in accordance with the terms of the stock option plan or agreement, or (ii) released and terminated by written acknowledgment and agreement by the holder thereof, obtained by Republic not less than ten (10) business days prior to the Closing Date.

         (c) SHAREHOLDERS' RIGHT OF DISSENT. Any holder of shares of Republic Common Stock who does not vote in favor of the Merger at the meeting of shareholders of Republic and has given notice in writing to the presiding officer prior to the Merger vote that he or she intends to demand payment for his or her shares of Republic Common Stock if the Merger is effectuated, shall be entitled to receive the value of the Republic Common Stock so held by him or her in accordance with Chapter 13 of the Arizona Act.

    2.2  EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of Republic Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid pursuant to Section 2.1(a) in exchange for the outstanding shares of Republic Common Stock. (Such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund.")

         (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFB shall cause the Exchange Agent to mail to each holder of record of a Republic Certificate or Republic Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Republic Certificate(s) shall pass, only upon delivery of the Republic Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and Republic may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the Republic Certificate(s) in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's Republic Certificate or Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Republic Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and (2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Republic Certificate(s) surrendered, as provided in
Section 2.2(c) below, and the Republic Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Republic Certificates. In the event of a transfer of ownership of Republic Stock which is not registered in the transfer records of Republic, a CFB Certificate representing the proper number of shares of CFB Common Stock, and/or a check for the cash to be paid, may be issued to such a transferee if the Republic Certificate representing such Republic Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Any applicable stock transfer taxes shall be paid by CFB.

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of Republic Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered Republic Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their Republic Certificates.

         (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of Republic of the shares of Republic Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Republic Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFB Common Stock and cash, in amounts as determined in accordance with the provisions of Sections 2.1(a), and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. Republic Certificates surrendered for exchange by any person constituting an "affiliate" of Republic for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in Section 5.5.

         (e) FRACTIONAL SHARES. No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of Republic Common Stock with more than one Republic Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her Republic Common Stock to be exchanged.

    For purposes of this Agreement, the "Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the NASDAQ National Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend). Calculations will be rounded to three decimal places.

         (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of Republic for twelve months after the Closing Date shall be paid to CFB. Any shareholders of Republic who have not theretofore complied with this Article 2 shall thereafter look only to CFB for payment of their shares, and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFB, the Exchange Agent nor any other person shall be liable to any former holder of shares of Republic Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) LOST OR DESTROYED SHARES. In the event any Republic Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Republic Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such Republic Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Republic Certificate the shares of CFB Common Stock, and/or cash in an amount as determined in accordance with the provisions of Sections 2.1(a), and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF REPUBLIC. In order to induce CFB to enter into this Agreement, Republic represents and warrants to CFB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached EXHIBIT B (the "Republic Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

     (a) ORGANIZATION. Republic is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Republic National Bank of Arizona, National Association ("Bank"), is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Republic and the Bank each have the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the absence thereof, would not, individually or in the aggregate, have a Material Adverse Effect as herein as defined in 3.1(h), below. The Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC to the maximum extent permitted by law. Other than the Bank, Republic has no direct or indirect subsidiaries.

     (b)  CAPITAL STRUCTURE.

          (i) The authorized capital stock of the Republic consists of 5,000,000 shares of Republic Common Stock, no par value per share (the "Republic Common Stock") and 306 shares of Republic Preferred Stock, par value $1.00 per share (the "Republic

     Preferred Stock" and, with the Republic Common Stock, the "Republic Stock"). As of August 22, 1997: (A) 3,668,792 shares of Republic Common Stock were issued and outstanding, (B) 312,134 shares of Republic Common Stock were subject to outstanding stock option awards, and (C) 306 shares of Republic Preferred Stock were issued and outstanding. All outstanding shares of Republic Stock are validly, issued, fully paid and nonassessable and not subject to any preemptive rights. Section 3.1(b) of the Republic Disclosure Schedule sets forth a complete and accurate list of all options to purchase Republic Stock outstanding, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant.

          (ii) Except as provided in Section 4.1(b) as of the date of this Agreement, except for this Agreement and as set forth in Section 3.1(b) of the Republic Disclosure Schedule, Republic is not a party to or bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Republic to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Republic or obligating Republic to grant, extend or enter into any such option, warrant, call, right, convertible securities, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of Republic or the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of Republic or the Bank, respectively.

     (c) AUTHORITY. Each of Republic and the Bank has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the shareholders of Republic and approval of Regulatory Agencies (as defined in Section 3.1(g)(ii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the requisite vote of the shareholders of the Republic and approval of Regulatory Agencies, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Republic and the Bank. This Agreement has been duly executed and delivered by Republic and the Bank, assuming due execution and delivery by CFB and Acquisition Subsidiary, constitutes a valid and binding obligation of Republic and the Bank, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

     (d) SHAREHOLDER APPROVAL. The affirmative vote of two-thirds of the outstanding shares of Republic Common Stock is required for approval of this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Republic has received the opinion of Hovde Financial, Inc. to the effect that the Exchange Rate is fair, from a financial point of view, to Republic shareholders.

     (e) NO VIOLATIONS. Subject to approval of this Agreement by Republic's shareholders and the Regulatory Agencies, the execution, delivery and performance of this Agreement by

Republic and the Bank does not, and the consummation of the transactions contemplated hereby by Republic and the Bank will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Republic or the Bank or to which Republic or the Bank (or any of their respective properties) is subject, which breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect on Republic or the Bank either individually or considered as a whole, (ii) a breach or violation of, or a default under, the articles of incorporation/association or bylaws of Republic or the Bank or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Republic or the Bank under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Republic or the Bank is a party, or to which any of their respective properties or assets may be bound or affected, except for, in the case of
(iii) any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on Republic considered as a whole.

     (f) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the BHCA, the rules and regulations of the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"), as applicable, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Republic of the Merger or the other transactions contemplated by this Agreement.

     (g)  FINANCIAL STATEMENTS AND REPORTS.

          (i) As of their respective dates, neither Republic's Financial Statements (as defined below), nor any subsequent Republic Financial Statements (including the Determination Date Financial Statements) prepared subsequent to March 31, 1997 (collectively the "Financial Statements"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made herein with respect to any exhibits to the Financial Statements that are not specifically incorporated by reference therein. Each of the balance sheets of Republic contained or specifically incorporated by reference in the Financial Statements (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in shareholders equity and of cash flows of Republic, contained or specifically incorporated by reference in the Financial Statements (including in each case any related notes and schedules) fairly presented the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements. to normal year-end audit adjustments), in each case in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the period involved, except as may be noted therein.

          (ii) Republic has filed all material reports, registrations and statements together with any amendments required to be made with respect thereto, that it was required to file since March 31, 1997 with the Securities and Exchange Commission ("SEC"), the FDIC, the Federal Reserve Board ("FRB") or the Office of the Comptroller of the Currency ("OCC") (collectively, the "Regulatory Agencies") and has paid all fees and assessments due and payable in connection therewith, except for those reports, registrations and statements and those fees and assessments that would not have a Material Adverse Effect on Republic.

     (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Section 3.1(h) of the Republic Disclosure Schedule, (i) from March 31, 1997 to the date hereof, Republic and the Bank have not incurred any liability, other than in the ordinary course of its business consistent with past practice, and (ii) since March 31, 1997, there has not been any condition. event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Republic taken as a whole. "Material Adverse Effect," with respect to a party to this Agreement, means a material adverse effect upon (A) the business, properties, assets, financial condition or results of operations of such party, and (B) the ability of such party to consummate the transactions contemplated by this Agreement; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, a party resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles; (ii) subject to the minimum Republic Value condition of Section 6.2(c) hereof, a change with respect to, or effect on, a party resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated hereby; or (iii) a material change with respect to, or effect on, a party resulting from any other matter affecting depository institutions generally.

     (i) TAXES. All federal, state, and local tax returns required to be filed by or on behalf of Republic and the Bank have been timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and any penalties, interest or other governmental charges related thereto have been paid in full or adequate provision has been made for any such taxes on Republic's balance sheet as of March 31, 1997 (in all material respects in accordance with GAAP). Neither Republic nor the Bank has ever been audited by the Internal Revenue Service or the applicable taxing authority of the State of Arizona. As of the date of this Agreement, there is no audit examination, deficiency, claim, or refund litigation with respect to any taxes of Republic or the Bank that could reasonably be expected to result in a Material Adverse Effect on Republic or the Bank, and no claim or assessment that could reasonably be expected to result in a Material Adverse Effect on Republic or the Bank has been made by any authority in a jurisdiction where Republic or the Bank does not file tax returns and Republic or the Bank is subject to taxation. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Republic or the Bank have been paid in full or adequate provision has been made for any such taxes on Republic's balance sheet as of March 31, 1997 (in all material respects in accordance with GAAP). Except as set forth in Section 3.1(i) of the Republic Disclosure Schedule, neither Republic nor the Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Except as set forth in Section 3.1(i) of the Republic Disclosure Schedule, Republic and the Bank have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Republic and the Bank have timely complied with all applicable information reporting requirements under Part
III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate result in a Material Adverse Effect on Republic taken as whole. Neither Republic nor the Bank is responsible for the taxes of any person other than Republic or the Bank under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

     (j) ABSENCE OF CLAIMS. Except as set forth in Section 3.1(j) of the Republic Disclosure Schedule, neither Republic, the Bank or any of its respective directors and officers, in their respective capacities as directors and officers, is a party to any pending litigation, legal, administrative, arbitration or other proceeding, before any court or governmental agency ("Claim"), and to the knowledge of the executive officers of Republic and the Bank, there is no threatened Claim against Republic or the Bank, in either case which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Republic when taken as a whole.

     (k) ABSENCE OF REGULATORY ACTIONS. Except as set forth in Section 3.1(k) of the Republic Disclosure Schedule, neither Republic nor the Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits ("Regulatory Authority") nor has either been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

     (1) AGREEMENTS. Except for this Agreement and as contemplated thereby and except as disclosed in Section 3.1(l) of the Republic Disclosure Schedule, neither Republic nor the Bank is a party to a written or, to Republic's or to the Bank's knowledge, oral (A) agreement not terminable on thirty (30) days' or less notice, and providing for payments in excess of $25,000, (B) agreement with any executive officer or other key employee of Republic or the Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Republic of the nature contemplated by this Agreement, (C) agreement with respect to any executive officer or key employee of Republic or the Bank providing for other than at-will employment, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, or any other non-qualified compensation plan, any of the benefits of which will be increased. or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (E) agreement containing covenants that limit the ability of Republic or the Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which or method by which, Republic or the Bank (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency). The Bank and Republic have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the aforedescribed agreements to which the Bank or Republic is a party or by which the Bank or Republic is bound. Each of the aforedescribed agreements is a valid and legally binding obligation of the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles.

     (m) LABOR MATTERS. Neither Republic nor the Bank is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. Neither Republic nor the Bank is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is the management of Republic or the Bank aware of any strike, other labor dispute or organizational effort involving Republic or the Bank that is pending or threatened that individually or in the aggregate would result in a Material Adverse Effect on Republic or the Bank.

     (n)  EMPLOYEE BENEFIT PLANS.

          (i) Section 3.1(n) of the Republic Disclosure Schedule contains a complete list of all employee, retiree or director pension, retirement, stock option, stock purchase, restricted stock, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, supplemental income, supplemental retirement, consulting, bonus, group insurance, key executive officer insurance, severance and any other benefit plans, employment contracts (providing termination, change in control, or severance payments), agreements, arrangements, or policies including, but not limited to, employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto, maintained at the date hereof or at any time within three (3) years prior to the date hereof with respect to any present or former directors, officers, or other employees of Republic and the Bank (hereinafter referred to collectively as the "Employee Plans"), except for any agreements contemplated by this Agreement. All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and have been operated in material compliance with their terms. Neither Republic nor the Bank has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties or taxes to Republic or the Bank under Section 502(i) of ERISA or Section 4975 of the Code. Neither Republic nor any entity which is considered one employer with Republic under Section 4001 of ERISA or Section 414 of the Code (an
     "ERISA Affiliate") has ever maintained, or contributed to any plan subject to either Title IV of ERISA or Section 412 of the Code. Each Employee Plan of Republic and the Bank which is an employee "pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") that the pension benefit plan complies with all applicable legislative and regulatory requirements for tax qualification that were in effect at the time that the determination letter was issued and Republic is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Employee Plan is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code).

          (ii) There is no pending or, to Republic's or the Bank's knowledge, threatened litigation, administrative action or proceeding relating to any Employee Plan. There has been no announcement or commitment by Republic to create an additional Employee Plan or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan and neither Republic nor the Bank have any obligations for post-retirement or post-employment benefits under any Employee Plan (exclusive of any coverage mandated by the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA"), as amended.

          (iii) With respect to each Employee Plan to the extent applicable, Republic has supplied to Buyer a true and complete copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS with all the attachments filed for 1994, 1995 and 1996 plan years, (B) such Employee Plan, including amendments thereto (or a copy of the substantive provisions of each Employee Plan for which no plan document exists), (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA,
     (E) any material written communication to employees relating to Employee Plans and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Pension Plan and Qualified Plan.

     (o) TITLE TO ASSETS. Except as set forth in Section 3.1(o) of the Republic Disclosure Schedule, Bank has title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of March 31, 1997 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1997) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent;
(iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Bank as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of such Bank. Liens shall mean any claim, encumbrance, or charge on property for payment of a debt, obligation or duty.

     (p) FEES. Except as set forth in Section 3.1(p) of the Republic Disclosure Schedule and other than financial advisory services performed for Republic by Hovde Financial, Inc., the terms of which are set forth in
Section 3.1(p) of the Republic Disclosure Schedule, neither Republic nor the Bank, nor to Republic's or the Bank's knowledge any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Republic or the Bank, in connection with this Agreement or the transactions contemplated hereby. CFB shall not be liable for any financial services fees incurred by Republic or the Bank, all of which shall be paid or fully accrued as of the Determination Date Financial Statements. Neither Republic nor the Bank shall be liable for any financial services advisory fees incurred by CFB.

     (q) COMPLIANCE WITH LAWS. Republic and the Bank hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on (a) Republic and the Bank in their individual corporate capacities, (b) Republic, taken as a whole, or (c) delay the Merger. Each of Republic and the Bank has conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Republic taken as a whole; and neither Republic nor the Bank is presently charged with, or, to Republic's or the Bank's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule, and neither Republic nor the Bank is the subject of any pending or, to Republic's or the Bank's knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.

     (r)  ENVIRONMENTAL MATTERS.

          (i) For purposes of this Agreement, the following terms shall have the following respective meanings:

               (a) "Environmental Law(s)" means any law, regulation, rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

               (b)  "Hazardous Material(s)" means any material or substance:
          (1) which is a "hazardous substance," "pollutant," or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.) as amended and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.) as amended and regulations promulgated thereunder; (4) containing polychlorinated biphenyls
          (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (8) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

               (c) "Properties" means (1) the real estate owned or leased by Republic or the Bank and used as a banking related facility; (2) other real estate owned ("OREO") by Republic or the Bank as defined by any other federal or state financial institution regulatory agency with regulatory authority for Republic or the Bank; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by Republic or the Bank; (4) real estate that is held in trust for others by Republic or the Bank; and (5) real estate owned or leased by a partnership or joint venture in which Republic or the Bank has an ownership interest.

          (ii) Except as disclosed in Schedule 3.1(r) of the Republic Disclosure Schedule, there are no present conditions on the Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping, release or migration of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on Republic, taken as a whole.

          (iii) Republic and the Bank are in substantial compliance with all applicable Environmental Laws. Neither Republic nor the Bank has received notice of, nor are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Properties or Republic or Bank's compliance with Environmental Laws, which have or may have a Material Adverse Effect on Republic, taken as a whole.

          (iv) No Properties are currently undergoing or are scheduled to undergo remediation or clean-up of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a Material Adverse Effect on Republic, taken as a whole.

          (v) Republic and the Bank have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business, and are and at all times have been in material compliance therewith.

     (s)  LOANS AND INVESTMENTS.

               (i) (A) Except as set forth in Section 3.1(s) of the Republic Disclosure Schedule, and (B) except for matters outside the reasonable knowledge of senior officers of Republic and the Bank, as of the date hereof, which would not have a Material Adverse Effect on Republic or the Bank, each outstanding loan of the Bank as of the date hereof is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the rights of creditors generally. Except as set forth in
          Section 3.1(s) of the Republic Disclosure Schedule, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles and no loan is subject to any defense, offset or counterclaim. The documentation relating to loans made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens.

               (ii) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other contractual obligations, either for their own account or for the account of others, the Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit).

     (t) ALLOWANCE FOR LOAN LOSSES. Republic's consolidated allowance for losses on loans included in the Financial Statements as of March 31, 1997 was $457,156.05, representing 1.07%
of its total consolidated loans held in portfolio. In Republic's reasonable judgment, the amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolio of the Bank. To the knowledge of Republic, there are no facts which would cause it to increase the level of such allowance for losses on loans. Except as disclosed in Section 3.1(t) of the Republic Disclosure Schedule, the loan portfolio of the Bank as of March 31, 1997 in excess of such reserves is, to the best knowledge and belief of the executive officers of the Bank after due inquiry as to potential losses, and based on past loan loss experience, fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. There are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or should in accordance with generally acceptable accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Republic and the Bank have disclosed to Buyer in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Bank that have been classified as of March 31, 1996 as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified, "Criticized," "Delinquent Loans," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import. Republic has provided to CFB such written information concerning the loan portfolios of the Bank as CFB has requested, which information is true, correct and complete in all material respects. From and after the date hereof, Republic and the Bank promptly will provide Buyer with a copy of each quarterly classified asset report and a delinquency trend report it provides to its Board of Directors. The REO included in any non-performing assets of Republic is carried net of reserves at the lower of cost or fair value.

    (u)  MATERIAL INTERESTS OF CERTAIN PERSONS.  Except as set forth in
Section 3.1(u) of the Republic Disclosure Schedule, no director or executive officer of Republic or the Bank, nor any holder of ten percent or more of the outstanding capital stock of Republic, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with the Bank, whether as a borrower or otherwise, which
(a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from the Bank involving an amount in excess of $10,000. Except as set forth in Section 3.1(u) of the Republic Disclosure Schedule, no Bank Principal holds any position with any depository organization other than the Bank or Republic. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

    (v) INSURANCE. Republic and the Bank are presently insured, and since March 31, 1997 each has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business located in the State of

Arizona would, in accordance with good business practice, customarily be insured. Republic has delivered to CFB true, accurate and complete copies of all insurance policies of Republic and the Bank as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due. The Bank has not filed any claim under its bankers blanket bond during the past five years. There are no unresolved claims.

    (w) INVESTMENT SECURITIES. Except for investments in the Federal Reserve Bank of San Francisco, none of the investments reflected in the balance sheet of Republic as of March 31, 1997, and none of such investments with face value of in excess of $100,000 made by it since March 31, 1997 is subject to any restriction (contractual or statutory), other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time, except to the extent any such investments are pledged in the ordinary course of business (including in connection with hedging arrangements or programs or reverse repurchase arrangements) consistent with prudent banking practice to secure obligations of Republic and the Bank, as applicable.

    (x) REGISTRATION OBLIGATIONS. Republic is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or any state securities laws.

    (y) BOOKS. The books and records of Republic and the Bank are complete and accurate in all material respects and have been, and are being, maintained in accordance with applicable legal and accounting requirements.

    (z) CORPORATE DOCUMENTS. Republic and the Bank have delivered to Buyer true and complete copies of their respective certificate of incorporation, charter and bylaws, as amended to date, which are currently in full force and effect.

    (aa) ABSENCE OF KNOWLEDGE. As of the date hereof, Republic is not aware of any, reason why it would be unable to obtain all the necessary approvals required in order to consummate the transactions contemplated by this Agreement.

    (bb) ACCOUNTING AND TAX TREATMENT. To the knowledge of Republic, Republic has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from using the pooling of interests method of accounting for this transaction.

    (cc) SEC AND REGULATORY FILINGS.  None of the information regarding
Republic or the Bank which is prepared by or reviewed by Republic or the Bank for inclusion or included in (i) the proxy or information statement to be mailed to shareholders of Republic (the "Proxy Statement"), (ii) the registration statement on Form S-4 to be filed with the SEC by CFB for the purpose of registering the shares of CFB Common Stock to be exchanged for shares of Republic Common Stock pursuant to the provisions of this Agreement, if applicable (the "Registration Statement") or (iii) any other documents to be filed with the SEC or any Regulatory Agencies in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any Regulatory Agencies and, in the case of the Registration Statement, if applicable, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Republic stockholders referred to in
Section 4.1(b), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

    (dd) DERIVATIVE CONTRACTS. Neither Republic nor the Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Republic which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivatives Contracts set forth in Section 3.1(dd) of the Republic Disclosure Schedule.

    (ee) DEPOSITS. None of the deposits of the Bank is subject to any encumbrances, legal restraint or other legal process. and no portion of any such deposits of the Bank represents a deposit of any affiliate of the Bank, except as set forth in Section 3.1(ee) of the Republic Disclosure Schedule.

    3.2 REPRESENTATIONS AND WARRANTIES OF CFB. CFB represents and warrants to Republic, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached EXHIBIT C (the "CFB Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

         (a) CFB ORGANIZATION. CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of 30,000,000 shares of common stock, par value of $.01 per share, of which 18,658,951 shares were issued and outstanding as of March 31, 1997 and 2,000,000 shares of preferred stock, none of which were issued and outstanding as of March 31, 1997. CFB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged. CFB is registered as a corporation under the BHCA.

         (b) REPORTS. CFB and the CFB Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the FRB, (iii) the FDIC,
(iv) the OCC and (v) any applicable state securities or banking authorities.
All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFB Reports." As of their respective dates, the CFB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the FRB, the FDIC, the OCC and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFB has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Exchange Act.

         (c) ENFORCEABILITY. The execution, delivery and performance of this Agreement by CFB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFB. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFB as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of CFB, enforceable against it in accordance with its terms. This Agreement does not require the approval of CFB shareholders.

         (d) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which CFB may be subject, or any contract, agreement or instrument to which CFB is a party or by which CFB is bound or committed, or the Articles of Incorporation or Bylaws of CFB, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFB Common Stock.

         (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. From March 31, 1997 to the date hereof, CFB has not incurred any liability, other than in the ordinary course of its business consistent with past practice, and since March 31, 1997, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on CFB taken as a whole.

         (f) TAXES. All federal, state, and local tax returns required to be filed by or on behalf of CFB have been timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and any penalties, interest or other governmental charges related thereto have been paid in full or adequate provision has been made for any such taxes on CFB's balance sheet as of March 31, 1997 (in all material respects in accordance with GAAP).

         (g) ABSENCE OF CLAIMS. Neither CFB nor any of its directors and officers, in their capacities as directors and officers, is a party to any pending litigation, legal, administrative, arbitration or other proceeding, before any court or governmental agency ("Claim"), and to the knowledge of the executive officers of CFB, there is no threatened Claim against CFB which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CFB when taken as a whole.

         (h) ABSENCE OF REGULATORY ACTIONS. CFB is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Regulatory Authority, nor has it been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

         (i) COMPLIANCE WITH LAWS. CFB and its subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on CFB, taken as a whole, or delay the Merger. CFB has conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on CFB taken as a whole; and CFB is not presently charged with, or, to CFB's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule, and CFB is not the subject of any pending or, to CFB's knowledge, threatened material proceeding by any Regulatory Authority having jurisdiction over its business, properties or operations.

         (j) ABSENCE OF KNOWLEDGE. As of the date hereof, CFB is not aware of any reason why it would be unable to obtain all the necessary approvals required in order to consummate the transactions contemplated by this Agreement.

         (k) ACCOUNTING AND TAX TREATMENT. To the knowledge of CFB, CFB has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from using the pooling of interests method of accounting for this transaction.

         (l) INFORMATION SUPPLIED. None of the information supplied or to be supplied by CFB for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Republic stockholders and at the times of the meeting of stockholders of Republic to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with applicable law.

         (m) NO PLAN TO TRANSFER ASSETS. CFB has no plan or intention to sell or otherwise dispose of any of the assets of Republic to be acquired in the Merger, except for dispositions in the ordinary course of business or transfers to controlled subsidiaries as described in Section 368(a)(2)(C) of the Code.

                                  ARTICLE 4

                       COVENANTS OF REPUBLIC AND CFB

    4.1 COVENANTS OF REPUBLIC. During the period from the date of this Agreement and continuing until the Effective Time, Republic agrees as follows:

         (a) ORDINARY COURSE. Except as otherwise required under this Agreement or by CFB, Republic and the Bank shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Republic shall not, nor shall it permit the Bank to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Republic and the Bank, (iii) change its or the Bank's lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) provided for in the budget attached hereto as Section 4.1(a) of the Republic Disclosure Schedule.

         (b) REPUBLIC PREFERRED STOCK. On or before the Effective Time, Republic shall (i) redeem all outstanding shares of Republic Preferred stock, in cancellation thereof, or (ii) exchange all outstanding shares of Republic Preferred Stock for Republic Common Stock, which shall be subject to conversion as set forth in Section 2.1, above. In order to accomplish the foregoing redemption or exchange, Republic shall be entitled to issue additional shares of Republic Preferred stock as shall be necessary to secure a majority class approval to the Merger and all transactions contemplated hereby.

         (c) SHAREHOLDER MEETING. Republic will cause to be duly called, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. Republic will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Arizona Act and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

         (d) REGISTRATION STATEMENT. Republic will promptly furnish or cause to be furnished to CFB all of the information concerning Republic and the Bank required for inclusion in, and will cooperate with CFB in the preparation of, the Registration Statement and Proxy Statement (including audited financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement and Proxy Statement), or any statement or application made by CFB to any governmental body in connection with the Merger. Republic agrees promptly to advise CFB if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of Republic becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. At the time the Registration Statement becomes effective, the Registration Statement and the Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. At the time of mailing thereof to Republic shareholders, at the time of Republic shareholders' meeting referred to in Section 4.1(c) hereof and at the Effective Time of the Merger, the Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Republic shareholders' meeting; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by CFB for use in the Registration Statement or the Proxy Statement.

         (e) CONFIDENTIAL INFORMATION. Republic will hold in confidence all documents and nonpublic information concerning CFB and its subsidiaries furnished to Republic and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to Republic's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFB (except to the extent that such information can be shown to be previously known to Republic, in the public domain, or later acquired by Republic from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFB.

         (f) BENEFIT PLANS. Republic and the Bank will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB and at CFB's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the Internal Revenue

Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

         Except as set forth in Section 3.1(k) of Republic Disclosure Schedule, and except as otherwise required pursuant to this Section 4.1(e), Republic agrees as to itself and the Bank that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between Republic or any of the Bank and one or more of its directors or officers; provided, however, that Republic or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then Republic shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded; (ii) except for the incentive compensation for all Bank employees for calendar year 1997 and bonus program for the President of the Bank for calendar years 1997 (all as set forth in Section 3.1(k) of the Republic Disclosure Schedule), which amounts have already been accrued and expensed as of the date hereof, except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to Republic in excess of 105% of that in effect as of December 31, 1996, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Republic or the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger. Notwithstanding the foregoing, CFB acknowledges and accepts the contemplated transfer of motor vehicle sedan to the President of the Bank.

         (g) NO SOLICITATIONS. Republic shall not permit the Bank to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or the Bank to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Republic shall promptly advise CFB orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Republic or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Republic other than the transactions contemplated or permitted by this Agreement.

         (h)  NO ACQUISITIONS.  Other than (i) acquisitions described in
Section 4.1(h) of Republic Disclosure Schedule, or (ii) acquisitions which may be mutually agreed to by the parties, Republic shall not, nor shall permit the Bank to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets in each case; PROVIDED, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only the Bank as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of Republic assets in each case in the ordinary course of business.

         (i) INSURANCE. Republic and the Bank shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(v) through the Effective Time.

         (j) POOLING RESTRICTIONS. From and after the date of this Agreement, neither Republic nor the Bank shall take any action which, with respect to Republic, would disqualify the Merger as a "pooling of interests" for accounting purposes.

         (k) FINANCIAL STATEMENTS. Republic shall prepare, file and submit to CFB all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

         (l) ADDITIONAL COVENANTS OF REPUBLIC. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, Republic, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF CFB (except as otherwise specifically provided in clauses (xiv) and (x) of this Section 4.1(k)), or as specifically required under the Agreement, shall not, nor shall it allow the Bank to:

              (i) Except as may be required by Section 4.1(b) or Section 6.2(c) hereof, issue, sell or commit to issue or sell any shares of capital stock of Republic or the Bank, securities convertible into or exchangeable for capital stock of Republic or the Bank, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by the Bank of capital stock to Republic;

              (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of Republic or the Bank or any securities convertible or exercisable for any shares of capital stock of Republic or the Bank;

              (iii) Split, combine or reclassify any of capital stock of Republic or the Bank or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Republic or the Bank;

              (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, any material amount;

              (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Bank or pay any material liability;

              (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

              (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $10,000, except in the ordinary course of business (which includes the sale of the guaranteed portions of government guaranteed loans);

              (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000 (except for service agreements in the ordinary course of business);

              (ix) Amend the Bank' or Republic's Articles of Association, Articles of Incorporation, Bylaws or other governing documents;

              (x) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

              (xi) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations;

              (xii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

              (xiii) Make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by Bank's officers or directors, unless the Bank is under a legal obligation to do so;

              (xiv) (A) make, or agree to make, any fully secured loan or increase any existing fully secured loan for an amount in excess of $250,000, to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this

         Agreement; (B) make, or agree to make, any unsecured loan or increase any unsecured loan by $50,000 or more, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (C) make, or agree to make any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; or (D) make any change with respect to the terms of any existing loan, except in the ordinary course of business
         (the provisions of parts A and B of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and B); PROVIDED, HOWEVER, for any loan requiring CFB's approval, CFB will agree to be commercially reasonable in approving or disapproving such loan and will provide its decision within five (5) business days of submittal and, in the event of a disapproval, CFB shall furnish its reason for such response (if CFB fails to approve or disapprove any loan within said five business day period, the loan shall be deemed approved); and, PROVIDED FURTHER, HOWEVER, if the Effective Date has not occurred within ninety (90) days of the date of this Agreement, the loan approval amount would double; i.e., five hundred thousand ($500,000) in the event more than ten percent (10%) of loans submitted to CFB for approval have been denied during said 90-day period;

              (xv) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

              (xvi) Incur any obligation or liability with respect to capital expenditures which exceeds $10,000 for any single matter or $50,000 in the aggregate, except for capital expenditures described in Section 4.1(l)(xvi) of Republic Disclosure Schedule;

              (xvii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that the Bank may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

              (xviii) Except as provided in the Employee Plans set forth in
         Section 3.1(n) of the Republic Disclosure Schedule, pay or commit to pay any additional salary or other compensation to any of the Bank's officers, directors or employees;

              (xix) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance) or arrangement;

              (xx) Purchase or sell any bonds or other investment securities without prior written consent of CFB or make or agree to make any investment in violation of any federal law or regulation except that the Bank may purchase U.S. Treasury or Agencies securities with maturity dates of twenty-four (24) months or less;

              (xxi) Fail to charge and pay interest rates on loans and deposits, respectively, not materially consistent with practices in the Bank's marketplace;

              (xxii) Fail to use its reasonable efforts to comply with any law, rule, regulation or order applicable to the Bank and/or Republic if such failure would have a Material Adverse Effect upon Republic;

              (xxiii) Fail to make all appropriate and required transfers to the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency;

              (xxiv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

              (xxv) Declare or pay any dividends or distributions with respect to its Common Stock (i) in excess of $400,000 in the aggregate or (ii) after the Determination Date; or

              (xxvi) Fail to use its reasonable efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Republic or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

    4.2 COVENANTS OF CFB. During the period from the date of this Agreement and continuing until the Effective Time, CFB agrees as follows:

         (a) ORDINARY COURSE. Except as set forth in Section 4.2(a) of the CFB Disclosure Schedule, CFB shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

         (b) APPLICATION. Subject to the required cooperation of Republic and its affiliates, CFB shall use its reasonable efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications. CFB shall provide

Republic, through its counsel, copies of all applications as filed and any non-confidential correspondence exchanged with appropriate federal and state regulatory agencies.

         (c) COOPERATION. CFB will furnish to Republic all the information concerning CFB required for inclusion in, and will cooperate in the preparation of, the Proxy Statement to be sent to the shareholders of Republic. CFB agrees promptly to advise Republic if at any time prior to the Effective Date of the Merger, any information provided by CFB in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

         (d) REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, CFB will file with the SEC a registration statement on Form S-4 under the Securities Act (the "Registration Statement") and any other applicable documents, which will include a prospectus and joint proxy statement (the "Proxy Statement"), and will use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws as soon as practicable. CFB shall advise Republic promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and CFB shall furnish Republic with copies of all such documents. At the time the Registration Statement becomes effective, the Registration Statement and the Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. At the time of mailing thereof to Republic shareholders, at the time of Republic shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Republic shareholders' meeting; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by Republic or the Bank for use in the Registration Statement or the Proxy Statement. CFB shall bear the costs of all SEC filing fees with respect to the Registration Statement, the costs of printing the Proxy Statement, and the costs of qualifying the shares of CFB Common Stock under state blue sky laws as necessary.

         (e) LISTING. CFB will file all documents required to be filed to obtain approval for listing the CFB Common Stock to be issued pursuant to the Merger on the NASDAQ National Market System and use its best efforts to effect said listing.

         (f) SHARES TO BE ISSUED. The shares of CFB Common Stock to be issued by CFB to the shareholders of Republic pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of CFB Common Stock to be delivered to the shareholders of Republic pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of CFB.

         (g) BLUE SKY. CFB will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (h) CONFIDENTIAL INFORMATION. CFB will hold in confidence all documents and information concerning Republic and the Bank furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Republic (except to the extent that such information can be shown to be previously known to CFB, in the public domain, or later acquired by CFB from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Republic.

         (i) REGISTRATION STATEMENT. CFB will furnish or cause to be furnished all of the information concerning CFB and the CFB Subsidiaries required for inclusion in, and will cooperate with Republic in the preparation of the Registration Statement, or any statement or application made by Republic to any governmental body in connection with the transactions contemplated by this Agreement. CFB agrees to advise Republic if at any time prior to the Effective Time, any information provided by or on behalf of CFB becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

         (j) INDEMNIFICATION. From and after the Effective Time through the sixth anniversary of the Effective Time, CFB shall indemnify and hold harmless each present and former director, officer and employee of Republic and the Bank and each officer or employee of Republic and the Bank that is serving or has served as a director or trustee of another entity expressly at Republic's or the Bank's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgment, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extend then permitted under applicable law and regulation. Subject to any prohibition or restriction under applicable law or regulation, CFB further agrees to advance any such costs to each Indemnified Party as they are from time to time incurred (subject to receipt of an undertaking to repay such advances if it is ultimately judicially determined that such Indemnified Party is not entitled to indemnification).

    4.3 COVENANTS OF REPUBLIC AND CFB. During the period from the date of this Agreement and continuing until the Effective Time, Republic and CFB agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

         (a) GOVERNING DOCUMENTS. No party shall amend its Certificate or Articles of Incorporation or Bylaws.

         (b) OTHER ACTIONS. Unless such action is required by law or sound banking practice, no party knowingly and intentionally shall, or shall permit any of its Subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law or this Agreement.

         (c) ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. CFB shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to Republic copies of all such reports promptly after the same are filed. CFB, Republic and each subsidiary of CFB or Republic that is a bank shall file all reports with the appropriate Regulatory Agencies and all other reports, applications and other documents required to be filed with the appropriate Regulatory Agencies between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

         (d) TITLE TO PROPERTY. Republic agrees to deliver to CFB (at Republic's expense) within thirty (30) days of the date hereof, a title insurance commitment for all real property owned by Republic or the Bank in the State of Arizona (including property held as OREO) (the "Title Commitment") CFB shall have thirty (30) days after receipt by CFB's counsel of said Title Commitment within which to notify Republic, in writing, of CFB's objection to any exceptions (other than any exception of the type described in Section 3.1(o)) to the title shown in said Title Commitment. In the event of any such objection, then Republic shall have thirty (30) days from the date of such objection within which to attempt to eliminate such objected to exceptions to title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB, CFB may terminate this Agreement pursuant to Section 7.1 hereof and such termination shall be the sole and exclusive remedy for the failure to eliminate or satisfy such exceptions.

         (e) ENVIRONMENTAL ASSESSMENT. Republic shall engage at its expense an independent, qualified environmental engineering firm, acceptable to CFB for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Assessment") of all real properties owned or controlled by the Bank. The Assessment shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within thirty (30) days after the date hereof. CFB shall have a period of thirty (30) days from the date of receipt of such Assessment to review such Assessment and give written notice to Republic stating either that (i) such Assessment is approved by CFB or (ii) such Assessment is not approved by CFB and the reasons therefor.

    If CFB gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFB may, at its option, terminate this Agreement as of the date which is sixty (60) days after the date of such notice unless during such sixty (60) day period Republic corrects or satisfies such objections, or indemnifies CFB against loss, liability or expense, to the reasonable satisfaction of CFB.


                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

    5.1 LOAN LOSS RESERVE. On or before the Determination Date, Republic shall cause the Bank to supplement its reserve for losses on loans by a transfer in the amount of $400,000.

    5.2  REGULATORY MATTERS.

         (a) CFB shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, following the record date for the stockholder meeting of Republic, thereafter mail the Proxy Statement to the stockholders of Republic.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("Requisite Regulatory Approvals"). Republic and CFB shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to Republic or CFB, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to any governmental entity in connection with the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

         (c) Republic and CFB shall promptly furnish each other with copies of written communications received by Republic or CFB, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

    5.3 LETTERS OF REPUBLIC OFFICERS. Republic shall cause to be delivered to CFB a letter of Republic's chief financial officer in substantially the form shown on EXHIBIT 5.3A dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to CFB.

    CFB shall cause to be delivered to Republic a letter of CFB's chief financial officer in substantially the form shown on EXHIBIT 5.3B dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to Republic.

    5.4 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Republic and CFB shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of CFB, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, Republic and CFB shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is the intention of the parties that CFB shall conduct an examination of Republic and the Bank prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. No investigation by either party shall affect the representations and warranties set forth herein or waive any right or remedy hereunder.

    5.5 AFFILIATES. Each of Republic and CFB shall use its reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Republic or CFB to deliver to the other party hereto, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of EXHIBIT 5.5.

    5.6 EMPLOYEE BENEFIT PLANS. Each person who is an employee of the Bank as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Bank, or to any predecessor-in-interest of the Bank to the extent such service is presently given credit under the Plans of the Bank described in Section 3.1(n) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar year which begins at least 32 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFB Plans under the terms thereof.

    5.7 EXPENSES. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense. All of the expenses (including but not limited to professional fees) incurred or to be incurred by Republic in connection with the Merger shall be accrued as expenses on the Determination Date Balance Sheet.

    5.8 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals.


                                        ARTICLE 6

                                   CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Republic Common Stock entitled to vote thereon.

         (b) NASDAQ LISTING. The shares of CFB Common Stock issuable to Republic stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market System, upon notice of issuance.

         (c) OTHER APPROVALS. Other than the filing provided for by Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (other than immaterial Consents) shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

         (f) NO UNDULY BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFB, Republic, or any of their Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either CFB or Republic, the consummation of the Merger.

    6.2 CONDITIONS TO OBLIGATIONS OF CFB. The obligation of CFB to effect the Merger are also subject to the satisfaction or waiver by CFB prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Republic set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on Republic, and CFB shall have received a certificate signed on behalf of Republic by the Chief Executive Officer and Chief Financial Officer of Republic to such effect.

       (b) PERFORMANCE OF OBLIGATIONS OF REPUBLIC. Republic shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate signed on behalf of Republic by the Chief Executive Officer and Chief Financial Officer of Republic to such effect.

         (c) MINIMUM REPUBLIC VALUE. The Republic Value as of the Determination Date shall not be less than Four Million Two Hundred Fifty-Three Thousand and no/100 Dollars ($4,253,000.00). The confirmation of the minimum Republic Value shall be made pursuant to the procedures set forth in
Section 1.4. Republic shall use its best efforts to assure such minimum Republic Value, including, but not limited to, obtaining shareholder capital contributions or issuing additional shares of Republic Common Stock as necessary to increase Republic Value.

         (d) POOLING LETTER. CFB shall have received a letter from Ernst & Young, in form and substance reasonably satisfactory to CFB, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young pooling letter, Ernst & Young and CFB shall have received a letter from Republic's accountants, in form and substance reasonably satisfying to Ernst & Young, confirming certain facts on behalf of Republic.

         (e) LEGAL OPINION. CFB shall have received the opinion of Streich Lang P.A., counsel to Republic, dated the Closing Date, in substantially the form attached as EXHIBIT 6.2(e), and such opinion shall not have been withdrawn prior to the Effective Time.

         (f) EMPLOYMENT AGREEMENTS. CFB and each of (i) Thomas Euen, (ii) Peter Homenick, (iii) Patrick Havey, (iv) Donna Rau, (v) Mike Wanegar, (vi) Vanessa Buonagurio, (vii) Beverly Rankin and (viii) Gene Chandler (collectively, the "Republic Employees") shall have executed and delivered Employee Agreements in substantially the forms attached as EXHIBIT 6.2(f).

         (g) CHANGE OF CONTROL AGREEMENTS. The Republic Employees shall have canceled and terminated their respective Change of Control Agreements, as of the Effective Time.

    6.3 CONDITIONS TO OBLIGATIONS OF REPUBLIC. The obligation of Republic to effect the Merger is also subject to the satisfaction or waiver by Republic prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and Republic shall have received a certificate signed on behalf of CFB by the Chairman and Chief Executive Officer and by the Chief Financial Officer of CFB to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF CFB. CFB and the Acquisition Subsidiary shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Closing Date, and Republic shall have received a certificate signed on behalf of CFB and the Acquisition Subsidiary by the Chairman and Chief Executive Officer and by the Chief Financial Officer of CFB to such effect.

         (c) CONSENTS UNDER AGREEMENTS. CFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Republic, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated hereby.

         (d) TAX OPINION. CFB and Republic shall have received the opinion of Streich Lang P.A., counsel to Republic, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) CFB and Republic will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, (iii) shareholders of Republic who exchange their shares of Republic Common Stock for shares of CFB Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) Republic will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

         (e) LEGAL OPINION. Republic shall have received the opinion of Lindquist and Vennum, P.L.L.P., counsel to CFB, dated the Closing Date, in substantially the form shown on EXHIBIT 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.


                                        ARTICLE 7

                                TERMINATION AND AMENDMENT

    7.1 TERMINATION. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Republic or CFB, only in the following circumstances:

         (a) by mutual consent of CFB and Republic in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either CFB or Republic if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

         (c) by either CFB or Republic if the Merger shall not have been consummated on or before January 30, 1998; provided, however, that all parties shall use their respective reasonable efforts to consummate the transaction as soon as practicable, it being the desire of Republic that the transaction be completed by December 31, 1997. This right of termination shall be unavailable to a part if the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party;

         (d) by either CFB or Republic if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first; or

         (e) by CFB pursuant to the terms of Section 4.3(d) or 4.3(e), as applicable.

    7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CFB or Republic as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the obligations under Sections 4.1(d), 4.2(h), 5.7, and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement. As used herein, with respect to Republic, a failure of any of the representations and warranties set forth in Section 3.1 shall not constitute a "willful breach" of the Agreement, unless within the actual knowledge of Thomas J. Euen as of the date hereof.

    7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Republic and CFB, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE 8

                              GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Agreement shall survive the Merger or the termination of this Agreement.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to CFB or Acquisition
         Subsidiary, to:               Community First Bankshares, Inc.
                                       Attn:  Donald R. Mengedoth, President
                                       520 Main Avenue
                                       Fargo, ND 58124

         with copies to:               Steven J. Johnson, Esq.
                                       Lindquist & Vennum P.L.L.P.
                                       4200 IDS Center
                                       80 South 8th Street
                                       Minneapolis, MN 55402-2205
    and

    (b)  if to Republic, to:           Republic National Bancorp, Inc.
                                       Attn:     Thomas J. Euen, President
                                                 Harry T. Goss, Chairman
                                       2020 North Central Avenue
                                       Phoenix, AZ 85004

         with copies to:               R. Neil Irwin, Esq.
                                       Streich Lang P.A.
                                       Renaissance One
                                       2 North Central Avenue
                                       Phoenix, AZ 85004-2391

    8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2(i) are intended for the benefit of Republic shareholders; and Section 5.6 is intended for the benefit of employees of the Bank. CFB shall be liable to such third-party beneficiaries for damages caused by the breach of such Sections. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

    8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona.

    8.7 PUBLICITY. Except as otherwise required by law or the rules of the NASDAQ or the National Association of Securities Dealers, so long as this Agreement is in effect, neither CFB nor Republic shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.9 ENFORCEMENT OF AGREEMENT. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.

    IN WITNESS WHEREOF, CFB, Acquisition Subsidiary and Republic have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                       COMMUNITY FIRST BANKSHARES, INC.


Attest:                                By:   /s/ Donald R. Mengedoth
                                          --------------------------------
                                          Name:  Donald R. Mengedoth
                                          Title:  Chairman and President
   /s/ Mark A. Anderson
-------------------------------
Name:  Mark A. Anderson
Title: Executive Vice President
                                       REPUBLIC ACQUISITION CORPORATION


Attest:                                By: /s/ Donald R. Mengedoth
                                          --------------------------------
                                          Name:  Donald R. Mengedoth
                                          Title:  President
 /s/ Mark A. Anderson
-------------------------------
Name:  Mark A. Anderson
Title:  Secretary/Treasurer            REPUBLIC NATIONAL BANCORP, INC.


                                       By: /s/ Thomas J. Euen
                                          ---------------------------------
Attest:                                   Name: /s/ Thomas J. Euen
                                          Title:  President

 /s/ Gene W. Chandler
-------------------------------
Name: Gene W. Chandler
Title:  Secretary

                                  TABLE OF EXHIBITS


EXHIBIT A       --        Articles of Merger

EXHIBIT B       --        Republic Disclosure Schedule

EXHIBIT C       --        CFB Disclosure Schedule

EXHIBIT 5.3     --        Letters of Chief Financial Officers

EXHIBIT 5.5     --        Affiliate Agreement

EXHIBIT 6.2(c)  --        Streich Lang Opinion

EXHIBIT 6.2(f)  --        Employment Agreements

EXHIBIT 6.3     --        Lindquist & Vennum Opinion